  Exhibit 10.1

May 30, 2019

VIA EMAIL

George E. Glasier

Email: gglasier@western-uranium.com

Dear George:

Re:	Addendum to the Employment Agreement among Black Range Minerals, LLC (“Black Range”), Western Uranium & Vanadium Corp. (f/k/a Western Uranium Corporation) (“WUC”) and George E. Glasier

I am writing as Chair of the Board of Directors of WUC regarding the abovementioned Employment Agreement (the “Agreement”), with the intention that this letter will serve as an addendum to the Agreement (the “Addendum”). Unless otherwise indicated, all capitalized terms used herein that have the meanings set out them in the Agreement.

As you are aware, WUC continues to work towards re-opening (the “Re-Opening”) its Sunday Mine Complex. To that end, WUC currently proposes to undertake additional exploration activities designed to upgrade the identified vanadium and other resources located at the Sunday Mine Complex and focus our efforts on monetizing these assets.

The planning, implementation and oversight of these activities will clearly require greater time and attention from you, as President and CEO of each of Black Range and WUC (but particularly in your roles with Pinon Ridge Mining LLC, a wholly-owned subsidiary of WUC). It is therefore proposed that commencing June 1, 2019, and continuing until the Board determines an adjustment to this rate of compensation, your Base Salary would be increased from One Hundred Eighty Thousand Dollars (US$180,000) per annum to Two Hundred Twenty Thousand Dollars (US$220,000) per annum (the “Adjusted Base Salary”), payable in accordance with general Black Range and WUC payroll practices. All payments of Adjusted Base Salary shall be (i) made by Black Range, as your employer for tax and accounting purposes, and (ii) subject to all customary or required withholdings for taxes and related matters. As set out in the Agreement, as Chair of the Board I recognize that your Base Salary or Adjusted Base Salary (whichever is in effect) is subject to review annually.

I also want to take this opportunity to confirm that, as Chair of the Board of Directors, I remain committed to implementing an objective-based bonus program for management of WUC and Black Range. I look forward to receiving your presentation regarding the initial objectives that would be set for management under such a program, as well as the form and range of compensation that you would recommend having available in such a program. As we agreed, the Board will discuss these matters as part of its Compensation Committee process.

By signing below, you will be confirming that you agree to the terms and conditions set out in this Addendum, and also agree that this Addendum will henceforth comprise an amendment and addendum to the Agreement. I would therefore request that you counter-sign this Addendum and return it to me at your earliest convenience. Please do not hesitate to contact me with any questions.

Yours very truly,

WESTERN URANIUM & VANADIUM CORP.

By:	/s/ Bryan Murphy
Bryan Murphy Chair of the Board of Directors I have authority to bind this corporation.

Agreed and accepted on this 30th day of May, 2019:

BLACK RANGE MINERALS, LLC

By:	/s/ Bryan J Murphy
Name: Bryan J Murphy Title: Director I have authority to bind this corporation.

Agreed and accepted on this 30th day of May, 2019:

By:	/s/ George E. Glasier
George E. Glasier